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EXHIBIT 11.3

                                         ALLEGIANCE TELECOM, INC.
                                COMPUTATION OF PER SHARE EARNINGS (LOSS)
                                  THREE MONTHS ENDED SEPTEMBER 30, 2000
                           (Dollars in thousands, except per share amounts)


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                                                                                 PERCENT
                                                          NUMBER OF SHARES     OUTSTANDING    EQUIVALENT SHARES
                                                          ----------------     -----------    -----------------
Prior to Initial Public Offering
   1997 Common Stock Offering                                       639          100.00%                  639

After Initial Public Offering
   1998 Common Stock Offering                                15,000,000          100.00%           15,000,000
   Preferred Stock Converted to Common Stock                 60,511,692          100.00%           60,511,692
   1999 Common Stock Offering                                21,041,100          100.00%           21,041,100
   2000 Common Stock Offering                                10,703,109          100.00%           10,703,109
   Treasury Shares                                             (327,495)         100.00%             (327,495)
   Warrants Exercised                                           471,138           89.73%              665,047
   Stock Options Exercised                                      825,659           90.51%              747,319
   Cash in Lieu of Stock Split                                     (577)         100.00%                 (577)
   Employee Stock Discount Purchase Plan Shares Issued          217,830           98.60%              214,788
   Common Stock Issued for Business Acquisitions                393,482          100.00%              393,482
                                                                                                -------------

   WEIGHTED AVERAGE SHARES OUTSTANDING                                                            108,949,104

   NET LOSS APPLICABLE TO COMMON STOCK                                                          $ (73,332,000)

   NET LOSS PER SHARE, BASIC AND DILUTED                                                        $       (0.67)
                                                                                                =============

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